Exhibit 99.2

Thimble Point Acquisition Corp. Announces Closing of Upsized $276 Million Initial Public Offering

February 4, 2021

NEW HAVEN—(BUSINESS WIRE)—Thimble Point Acquisition Corp. (the “Company”) announced today that it closed its upsized initial public offering of 27,600,000 units at a price of $10.00 per unit, which includes the exercise in full by the underwriters of their over-allotment option to purchase an additional 3,600,000 units. Total gross proceeds from the offering were $276,000,000, before deducting underwriting discounts and commissions and other offering expenses. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. The units are listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “THMAU”. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the Nasdaq under the symbols “THMA” and “THMAW,” respectively.

Thimble Point Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company intends to focus on high-growth software and technology-enabled companies that are disrupting large and established industries and markets, and is led by Elon S. Boms, the Company’s Chief Executive Officer and Chairman, and Steven J. Benson, the Company’s Chief Operating Officer and Director. The members of the Company’s management team are associated with the Pritzker Vlock Family Office, a multi-billion-dollar family office that invests in companies and their management teams with industry changing ideas, as well as LaunchCapital, a premier venture capital firm with offices in Boston, New Haven and New York.

Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC acted as joint book-running managers for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Citigroup Global Markets, Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone number 800-831-9146, and Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, telephone number 1-800-221-1037 or usa.prospectus@credit-suisse.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, https://www.sec.gov/. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Please direct all inquiries regarding Thimble Point Acquisition Corp. to Jason Gray at inquiry@thimblepoint.com.